SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2007
Date of Report (Date of earliest event reported)

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

Agreement for Legal Services
On March 23, 2007 e.Digital Corporation (the “Company”) entered into an agreement for legal services and contingent fee arrangement (“Agreement”) with Duane Morris LLP. The Agreement provides that Duane Morris will be the Company’s exclusive legal counsel in connection with the assertion of the Company’s flash memory related patents against infringers (“Patent Enforcement Matters’).

Duane Morris has agreed to handle the Company’s Patent Enforcement Matters and certain related appeals on a contingent fee basis for Duane Morris time. Duane Morris also has agreed to advance certain costs and expenses including travel expenses, court costs and expert fees. The Company has agreed to pay Duane Morris a fee equal to 40% of any license or litigation recovery related to Patent Enforcement Matters, after recovery of expenses, and 50% of recovery if appeal is necessary. The Company may seek alternate representation if Duane Morris is unable or unwilling to represent specific litigation and any related recovery is excluded from the contingent fee arrangement.

In the event the Company is acquired or sold or elects to sell the covered patents or upon certain other corporate events or in the event the Company terminates the Agreement for any reason, then Duane Morris shall be entitled to collect accrued costs and a fee equal to three times overall time and expenses accrued in connection with the Agreement and a fee of 15% of a good faith estimate of the overall value of the covered patents. The Company has agreed to provide Duane Morris a lien and a security interest in the patents to secure its obligations under the Agreement.

A copy of the Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Purchase Order Financing
On March 23, 2007 the Company entered into a short-term purchase order and working capital financing arrangement providing cash proceeds of $750,000.00. The lender, ASI Capital Corporation, is a Nevada based mortgage broker/banker. The proceeds are intended to produce product for certain purchase orders and for general working capital.

The obligation is documented by an 18% secured promissory note with interest payable monthly for any full or partial month the principal is outstanding and is secured pursuant to a security agreement providing a security interest in substantially all of the Company’s assets. The note is due the earlier of September 23, 2007 or within two business days of receipt by the Company of final payments from certain purchase orders, contains no prepayment fee and provides customary late payment penalties and default provisions. The Company also paid a $15,000 finance charge by issuing 73,385 restricted shares of the Company’s common stock with no registration rights. No finders fees or other commissions or fees were incurred in connection with the financing.

A complete copy of the Secured Promissory Note and the Security Agreement are filed herewith as Exhibits 99.3 and 99.4, respectively, and are incorporated herein by reference [except that we do not intend for any person other than ASI Capital Corporation to rely upon the representations and warranties contained in the exhibits]. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company became obligated on a short-term promissory note in the principal amount of $750,000.00 as described above. A description of the material terms of the obligation are described above. The Company is obligated to make monthly interest payments of $11,250.00 and to pay the principal on or before September 23, 2007.

Item 3.02 Unregistered Sales of Equity Securities.

As described above the Company has issued 73,385 shares of its common stock, $.001 par value as a finance charge. The Company paid no placement fees. The Company offered and sold the shares without registration under the Securities Act of 1933 to one accredited investor in reliance upon the exemption provided by Section 4(2) thereunder. The shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares issued.

Item 7.01 Regulation FD Disclosure.

On March 28, 2007, we issued a press release announcing the agreement for legal services discussed in Item 1.01 of this current report. A copy of the press release is attached as Exhibit 99.2 hereto and incorporated herein by reference.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Agreement for Legal Services and Contingent Fee Arrangement dated March 23, 2007 between the Company and Duane Morris LLP*
99.2	Press Release, dated and released March 28, 2007.
99.3	Secured Promissory Note of the Company to ASI Capital Corporation dated March 23, 2007.
99.4	Security Agreement between the Company and its subsidiary and ASI Capital Corporation dated March 23, 2007

* Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 28, 2007
e.DIGITAL CORPORATION

By: /s/ ROBERT PUTNAM
——————————————
Robert Putnam, Senior Vice President, Interim Financial Officer and Secretary
(Principal Financial and Accounting Officer and duly authorized to sign on behalf of the Registrant)